Exhibit 10.1

September 24, 2013

SUPPORT AGREEMENT

WHEREAS, this support agreement (the “Agreement”) sets out the agreement among: (a) Lone Pine Resources Inc. (“Lone Pine”), Lone Pine Resources Canada Ltd. (“Lone Pine Canada”), Lone Pine Resources (Holdings) Inc., Wiser Delaware LLC and Wiser Oil Delaware, LLC (each a “Company” and collectively, including Lone Pine and Lone Pine Canada, the “Companies”) and (b) each of the other signatories hereto, whether as an original signatory or by joinder or consent agreement hereto (each a “Consenting Noteholder” and collectively the “Consenting Noteholders”), being a holder (a “Noteholder”) of unsecured 10.375% senior notes due 2017 issued by Lone Pine Canada and guaranteed by the other Companies (the “Notes”), regarding the principal aspects of a series of transactions (collectively, the “Recapitalization”) under which it is contemplated that, among other things, the Notes, the guarantees of the Notes and potentially certain other unsecured claims would be compromised and extinguished in exchange for common shares in the capital of Lone Pine (“Common Shares”) and the right to participate in an offering to eligible subscribers (the “Share Offering”) of preferred shares of Lone Pine (“Preferred Shares”), all as more fully defined and described herein and in the term sheet attached hereto as Schedule B and forming a part hereof (the “Term Sheet”, with the terms of the Recapitalization set out therein, herein and in the Backstop Agreement, being, collectively, the “Recapitalization Terms”), which Recapitalization Terms shall form the basis for the terms of, be set forth in, and be implemented pursuant to, a plan of arrangement (the “Plan”) to be filed in respect of the Companies in proceedings (the “Recapitalization Proceedings”) to be commenced under the Companies’ Creditors Arrangement Act (the “CCAA”) before the Court of Queen’s Bench of Alberta and Chapter 15 of the United States Bankruptcy Code (“Chapter 15”) before the United States Bankruptcy Court for the District of Delaware (the “US Court”);

WHEREAS, capitalized terms used but not otherwise defined in this Agreement have the meanings ascribed to such terms in Schedule A or in the Term Sheet; and

NOW THEREFORE, the Companies and the Consenting Noteholders (each, a “Party” and collectively, the “Parties”) hereby agree as follows:

1.                                      Recapitalization

The Recapitalization Terms as agreed among the Parties are set forth in the Term Sheet, which is incorporated herein and made a part of this Agreement.  In the case of a conflict between the provisions contained in the text of this Agreement and the Plan, the terms of the Plan shall govern.  In the case of a conflict between the provisions contained in the main body of this Agreement and the Term Sheet, the provisions of the main body of this Agreement shall govern.

2.                                      Representations and Warranties of the Consenting Noteholders

Each Consenting Noteholder hereby represents and warrants, severally and not jointly, to the Companies (and acknowledges that the Companies are relying upon such representations and warranties) that:

(a)                                 It (or a client thereof for which it has discretionary authority to manage or administer funds) is, as at the date of this Agreement, the sole legal and beneficial holder of Notes in the principal amount(s) set forth on its signature page hereto (and no more) (the “Relevant Notes”; the Relevant Notes, together with the aggregate amount owing in respect of the Relevant Notes and any accrued interest, its “Debt”);

(b)                                 It has the authority to vote or direct the voting of its Relevant Notes and other Debt;

(c)                                  This Agreement has been duly executed and delivered by it, and, assuming the due authorization, execution and delivery by the Companies, this Agreement constitutes the legal, valid and binding obligation of such Consenting Noteholder, enforceable in accordance with its terms, subject to laws of general application and bankruptcy, insolvency and other similar laws affecting creditors’ rights generally and general principles of equity;

(d)                                 It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby;

(e)                                  It is a sophisticated party with sufficient knowledge and experience to evaluate properly the terms and conditions of this Agreement; it has conducted its own analysis and made its own decision to enter in this Agreement and has obtained such independent advice in this regard as it deemed appropriate; and it has not relied in such analysis or decision on any Person other than its own independent advisors;

(f)                                   The execution and delivery of this Agreement by it and the completion by it of the transactions contemplated herein do not and will not violate or conflict with any judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Consenting Noteholder or any of its properties or assets;

(g)                                  Except as contemplated by this Agreement, it has not deposited any of its Relevant Notes or Debt into a voting trust, or granted (or permitted to be granted) any proxies or powers of attorney or attorney in fact, or entered into a voting agreement, understanding or arrangement, or granted (or permitted to be granted) any right or privilege (whether by law, pre-emptive or contractual) capable of becoming a voting trust or other agreement, with respect to the voting of its Relevant Notes or Debt where such trust, grant, agreement, understanding, arrangement, right or privilege would in any manner restrict the ability of the Consenting Noteholder to comply with its obligations under this Agreement, affecting the Relevant Notes or Debt or the ability of any holder thereof to exercise all ownership rights thereto; and

(h)                                 To the best of its knowledge, there is no proceeding, claim or investigation pending before any Governmental Entity, or threatened against the Consenting

Noteholder or any of its properties that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Consenting Noteholder’s ability to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement.

3.                                      Representations and Warranties of the Companies

Each of the Companies hereby represents and warrants to each Consenting Noteholder (and each of the Companies acknowledges that each of the Consenting Noteholders are relying upon such representations and warranties) that:

(a)                                 This Agreement has been duly executed and delivered by it, and, assuming the due authorization, execution and delivery by each Consenting Noteholder, this Agreement constitutes the legal, valid and binding obligation of such Company, enforceable in accordance with its terms, subject to laws of general application and bankruptcy, insolvency and other similar laws affecting creditors’ rights generally and general principles of equity;

(b)                                 It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all necessary power and authority to own its properties and assets and to conduct its business, and to execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby;

(c)                                  The execution and delivery of this Agreement by such Company and the completion by it of its obligations hereunder and the consummation of the transactions contemplated hereby do not and will not violate or conflict with (i) any judgment, order, statute, law, ordinance, rule or regulation applicable to such Company or any of its properties or assets or (ii) other than the Credit Agreement (and the other “Loan Documents” as that term is defined in the Credit Agreement) and the Indenture, and subject to compliance with the provisions of the Tax Sharing Agreement, if applicable, any Material Contract to which the Company is a party;

(d)                                 To the best of its knowledge, there is no proceeding, claim or investigation pending before any Governmental Entity, or threatened against such Company or any of its properties that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on such Company’s ability to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby;

(e)                                  Except as disclosed in the Information or as otherwise disclosed in writing to the Initial Consenting Noteholders, none of the Companies has any Material Liabilities except (i) Liabilities which are reflected and properly reserved against in the Financial Statements or (ii) Liabilities incurred in the ordinary course of business and consistent with past practice since June 30, 2013;

(f)                                   Except as disclosed in the Information or as otherwise contemplated by this Agreement and the transactions contemplated hereby, there has not been since June 30, 2013 (i) any Material Adverse Change, (ii) any Material transaction to which any of the Companies is a party outside the ordinary course of business or (iii) any Material change in the capital or outstanding Liabilities of the Companies (taken as a whole);

(g)                                  The Companies have operated and are operating their material assets and property (i) in accordance with prudent industry practice and (ii) except as otherwise contemplated by this Agreement and the transactions contemplated hereby or as disclosed in the Information, consistent with past practice;

(h)                                 Except as disclosed in the Information, there is not now pending or, to the Companies’ knowledge, threatened against any of the Companies, nor have any of the Companies received notice in respect of, any claim, potential claim, litigation, action, suit, arbitration or other proceeding by or before any Government Entity, which would be reasonably likely to result in, individually or in the aggregate, a Material Adverse Change;

(i)                                     Each of the Companies has conducted its business in compliance with all Laws and no Company has received any notice to the effect that, or has otherwise been advised that, such Company is not in compliance with such Laws, except where such non-compliance would not reasonably be expected to result in a Material Adverse Change;

(j)                                    Each of the Companies has obtained all permits, licenses and other authorizations which are required under all Environmental Laws and each of the Companies is in compliance with all Environmental Laws and all terms and conditions of all such permits, licenses and authorizations, except where such non-compliance would not reasonably be expected to result in a Material Adverse Change;

(k)                                 Each of the Companies have filed all tax returns which were required to be filed, have paid or made provision for payment (in accordance with U.S. GAAP) of all Taxes which are due and payable, and have provided adequate reserves (in accordance with U.S. GAAP) for the payment of any Tax, the payment of which is being contested, except to the extent that any failure to make any such filing, payment, provision or reserves would not reasonably be expected to result in a Material Adverse Change;

(l)                                     Except as disclosed in the Information or as provided in the KERP, since June 30, 2013 there has not been any resignation or termination of any officer, director or senior manager of the Companies, or any increase in the rate of compensation payable or to become payable by any of the Companies to any officer, director or senior manager of the Companies (other than standard increases in connection with general, regularly-scheduled reviews consistent with past practice in respect of employees other than the top five highest paid employees of the

Companies), including the making of any loan to, or the payment, grant or accrual of any Bonus Payment to, any such Person;

(m)                             Except as disclosed in the Information or as provided in the KERP, there have been no material changes to the compensation for the top five highest paid employees of the Companies from their compensation as disclosed in the Information and none of the Companies have agreed to any, or become obligated to pay any, Bonus Payments to such employees except in accordance with the terms of existing bonus, incentive or retention plans or arrangements;

(n)                                 All employment agreements for the senior officers of the Companies are disclosed in the Information or have otherwise been disclosed to the Initial Consenting Noteholders and are in full force and effect as of the date hereof and there are no other written employment agreements for employees of the Companies earning $300,000 or more per annum, including all bonuses and other cash compensation; and except as disclosed in the Information or as provided in the KERP, since June 30, 2013 there have been no extensions, supplements or amendments thereto;

(o)                                 Although completion of the transactions contemplated by this Agreement will constitute a “change of control” in respect of Lone Pine and Lone Pine Canada for purposes of the executive employment or severance agreements between Lone Pine and Lone Pine Canada and their senior officers, no “change of control” payments or similar payments or compensation will be payable to them or to any other director, officer or employee of any of the Companies solely as a result of the implementation of the transactions contemplated by this Agreement;

(p)                                 Lone Pine is in compliance with its public reporting obligations under Securities Legislation, and all documents filed with the Commission by Lone Pine, at the time filed, (i) complied with all applicable Securities Legislation in all Material respects and (ii) did not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(q)                                 The Financial Statements fairly reflect in all material respects as of the dates thereof, the consolidated financial condition of Lone Pine and the results of its operations for the periods covered thereby and have been prepared in accordance with U.S. GAAP and, since June 30, 2013, except as set forth in the Information, there has been no material adverse change in the consolidated financial condition of Lone Pine or its properties, assets, condition or undertakings which has not been disclosed in the Information or otherwise disclosed in writing to the Initial Consenting Noteholders;

(r)                                    Lone Pine has provided the Initial Consenting Noteholders with access to all Material Contracts except to the extent that such Contracts have been filed or are accurately described in the documents filed with the Commission prior to the date of this Agreement and all such Material Contracts are in full force and effect.

All of the Material Contracts are valid, binding and enforceable in accordance with their terms against the Company or Companies party thereto, except (i) as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors or (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity); and except as disclosed in the Information or as otherwise contemplated by this Agreement and the transactions contemplated hereby there is no existing (or threatened in writing) breach, default or dispute with respect to, nor has any event or circumstance occurred which, but for the passage of time or the giving of notice, or both, would constitute a breach or default by any of the Companies under, any of the Material Contracts that would reasonably be expected to result in a Material Adverse Change;

(s)                                   The Indenture, the Notes and the guarantees of the Notes, and all claims under or in respect thereof, and such other as-yet unidentified unsecured claims or contractual obligations as may be determined in accordance with Section 8(a)(vii), are the unsecured claims and contractual obligations of the Companies that Lone Pine and Lone Pine Canada anticipate repudiating or compromising in the Recapitalization Proceedings;

(t)                                    (i) Except as disclosed in the Information or as otherwise contemplated by this Agreement and the transactions contemplated hereby, no event or circumstance has occurred which constitutes, or which with the giving of notice, lapse of time or both would constitute an event of default under the Credit Agreement; (ii) except as disclosed in the Information, there have been no material amendments to the Credit Agreement;  (iii) the completion of the Recapitalization will not cause a material default or event of default under any other Material Contract now in effect that will remain in effect following the Implementation Date (other than those defaults or events of default that are remedied, waived, stayed, extinguished or otherwise in any way rendered inoperative as part of the Recapitalization Proceedings); and (iv) the Forbearance Agreement remains in full force and effect; and

(u)                                 The board of directors of each of Lone Pine and Lone Pine Canada has: (i) approved, adopted and declared advisable this Agreement and the transactions and agreements contemplated hereby; and (ii) determined that this Agreement is in the best interests of such Company; and all necessary corporate action has been taken by each of the Companies to authorize this Agreement.

4.                                     Acknowledgements, Agreements, Covenants and Consents of the Companies

(a)                                 Subject to the terms and conditions hereof, the Companies consent and agree to the terms of, and the transactions contemplated by, this Agreement.

(b)                                 Upon execution of this Agreement by the Companies, the Companies will, in a timely manner, cause to be issued a press release or other public disclosure that discloses the material provisions of this Agreement, subject to the terms of

Section 9 hereof, and that, subject to compliance with applicable Securities Legislation, is acceptable to the Initial Consenting Noteholders, acting in a manner consistent with the terms of this Agreement and the Term Sheet.

(c)                                  Except as may be otherwise permitted under this Agreement, the Companies shall pursue the completion of the Recapitalization in good faith by way of the Plan, which shall be acceptable to the Initial Consenting Noteholders, acting in a manner consistent with the terms of this Agreement and the Term Sheet, and shall not take any action (or inaction) that is inconsistent with the terms of this Agreement.

(d)                                 The Companies agree to file the Plan on a timely basis consistent with the terms and conditions of this Agreement, and to use their commercially reasonable efforts to achieve approval or sanction of the Plan by, the Canadian court having jurisdiction over the Recapitalization Proceedings (the “Court”) and pursue implementation of the Recapitalization as soon as reasonably possible and in any event no later than January 31, 2014 or such other date as the Companies and the Consenting Noteholders may agree in writing (the “Outside Date”).

(e)                                  The Companies shall provide draft copies of all motions or applications and other documents with respect to the Recapitalization and the Plan that the Companies intend to file with the Court or the US Court to the Advisors at least two days prior to the date when the Companies intend to file or otherwise disseminate such documents (or, where circumstances make it impracticable to allow for two days’ review, with as much opportunity for review and comment as is practically possible in the circumstances), and all such filings shall be acceptable the Initial Consenting Noteholders, acting in a manner consistent with the terms of this Agreement and the Term Sheet.  Notwithstanding the foregoing, the initial order (the “Initial Order”), the final approval or sanction order in respect of the Plan (the “Final Order”), any order establishing a process for the solicitation and resolution of the claims of other affected creditors, if any (the “Claims Procedure”), any orders concerning the meeting of creditors to consider and vote on the Plan (“Meeting Order”), and the Plan shall only be submitted to the Court in a form mutually agreed by the Companies and the Initial Consenting Noteholders, acting in a manner consistent with the terms of this Agreement and the Term Sheet, and each such document shall be subject to any amendments that are required by the Court or the US Court, provided that any such amendments are acceptable to the Companies and the Initial Consenting Noteholders, acting in a manner consistent with the terms of this Agreement and the Term Sheet.  For the avoidance of doubt, the Companies shall not materially amend the terms of the Initial Order, the Final Order, the Meeting Order, the Claims Procedure or the Plan without the consent of the Initial Consenting Noteholders, such consent not to be unreasonably withheld.

(f)                                   The Companies hereby covenant and agree that, subject to the occurrence of and at the Effective Time, the provisions of the Plan in relation to the Recapitalization shall include provisions satisfactory to the Initial Consenting Noteholders to the effect that at the Effective Time, the Consenting Noteholders, together with their respective subsidiaries and affiliates and their respective present and former shareholders, officers, directors, employees, auditors, financial advisors, legal counsel (including the Advisors) and agents (each a “Noteholder Released Party” and, collectively, the “Noteholder Released Parties”) shall be released and discharged  from any and all demands, claims, liabilities, causes of action, debts, accounts, covenants, damages, executions and other recoveries based in whole or in part on any act or omission, transaction, dealing or other occurrence existing or taking place on or prior to the date of implementation of the Plan relating to, arising out of or in connection with the Notes, the Indenture, this Agreement, the Recapitalization, the Recapitalization Proceedings and any other proceedings commenced with respect to the Plan and the Recapitalization;

provided that nothing in this paragraph will release or discharge, or require the release or discharge of, any of the Noteholder Released Parties from or in respect of its obligations under the Plan or this Agreement or any agreement relating to a Consenting Noteholder’s backstop obligations in respect of the Share Offering, and further provided that nothing in this paragraph will release or discharge, or require the release or discharge of, a Noteholder Released Party if the Noteholder Released Party is adjudged by the express terms of a judgment rendered on a final determination on the merits to have committed gross negligence, fraud or wilful misconduct.

(g)                                  The Companies covenant and agree to be liable to and to indemnify and save harmless each of the Noteholder Released Parties (other than any Breaching Noteholders and any Consenting Noteholders that have failed to comply with their obligations under any backstop agreement with the Companies relating to the Share Offering) (collectively, the “Indemnified Parties”) from and against any and all liabilities, claims, actions, proceedings, losses, costs, damages and expenses of any kind (including, without limitation, the reasonable costs of defending against any of the foregoing, but excluding any obligations that a Consenting Noteholder may have in respect of the Share Offering and any and all liabilities, claims, actions, proceedings, losses, costs, damages and expenses of any kind that are attributable to the gross negligence, fraud or wilful misconduct of any Indemnified Party) (collectively, “Costs”) to which any Indemnified Party may become subject or may suffer or incur in any way in relation to or arising from the Plan, as the case may be, or this Agreement, regardless of whether or not any such claim is ultimately successful, and in respect of any good faith judgment or settlement which is made in respect of any such claim in accordance with the terms hereof. If any matter or thing contemplated in the preceding sentence (any such matter or thing being a “Claim”) is asserted against any Noteholder Released Party or if any potential Claim contemplated hereby comes to the knowledge of any Noteholder Released Party, the Noteholder Released Party shall notify the Companies as soon as reasonably possible of the nature and particulars of such Claim (provided that any failure to so notify shall not affect the Companies’ liability hereunder except to the extent that the Companies are prejudiced thereby and then only to the extent of any such prejudice) and the

Companies shall, subject as hereinafter provided, be entitled (but not required) to assume at their expense the defence of any suit brought to enforce such Claim; provided that the defence of such Claim shall be conducted through legal counsel reasonably acceptable to the Noteholder Released Party and that no admission of liability or settlement in respect of any such Claim may be made by the Companies (other than a settlement that includes a full and unconditional release of the Noteholder Released Parties without any admission or attribution of fault or liability on their part) or the Noteholder Released Party without, in each case, the prior written consent of the other, such consent not to be unreasonably withheld.  In respect of any Claim, the Noteholder Released Party shall have the right to retain separate or additional counsel to act on its behalf in the defence thereof, provided that the fees and disbursements of such counsel shall be paid by the Noteholder Released Party unless (i) the Companies fail to assume and diligently and actively prosecute the defence of the Claim on behalf of the Noteholder Released Party within ten Business Days after the Companies have received notice of the Claim, (ii) the Companies and the Noteholder Released Party shall have mutually agreed to the retention of the separate or additional counsel, or (iii) the named parties to the Claim (including any added third or impleaded party) include both the Noteholder Released Party and the Companies, and the Noteholder Released Party shall have been advised by its counsel that representation of both parties by the same counsel would be inappropriate due to the actual or potential differing interests between them, in which case the Companies shall not have the right to assume the exclusive defence of the Claim and shall be liable to pay the reasonable fees and expenses of the separate or additional counsel for the Noteholder Released Party.

(h)                                 The Companies shall not, without the prior consent of Goodmans or the Initial Consenting Noteholders, such consent not to be unreasonably withheld, amend, modify, replace, terminate, repudiate, disclaim or waive any rights under or in respect of its Material Contracts (other than as expressly required by such Material Contracts or in the ordinary course of performing their obligations under such Material Contracts) in any manner that would reasonably be expected to be Material.

(i)                                     Following a reasonable advance request by Goodmans or any of the Consenting Noteholders who are parties to a Noteholder Confidentiality Agreement (which in any case shall not require more than two Business Days’ advance notice), the Companies shall, to the extent permitted by Law and the terms of any confidentiality obligations to which any of the Companies are subject, and subject to and in accordance with the terms of the Advisor Confidentiality Agreement and applicable Noteholder Confidentiality Agreement, provide Goodmans or such Consenting Noteholders, or any of them, as the case may be, with reasonable access to the Companies’ books and records (other than books or records that are subject to solicitor-client privilege) for review in connection with the Recapitalization; provided that the provision of access to books and records shall be made or undertaken in a manner that minimizes disruption to the Companies and their business and operations; and further provided that the

Companies may require that the scope and term of the applicable Advisor Confidentiality Agreement and Noteholder Confidentiality Agreement be enlarged or extended in connection with providing such access.

(j)                                    The Companies shall pay the reasonable fees and expenses of the Advisors to the Initial Consenting Noteholders, and shall execute an engagement letter for the payment of such fees and expenses.  With respect only to the timing of payment of such fees and expenses, to the extent permissible under the Credit Agreement or the terms of any interim financing obtained by one or more of the Companies in connection with the Recapitalization Proceedings and any order of the Court relating thereto, the Companies shall pay such reasonable fees and expenses incurred up to the date of this Agreement on signing of this Agreement, and thereafter shall pay any such further fees and expenses on a monthly basis up to and including upon completion of the Recapitalization.

(k)                                 The Companies shall not, directly or indirectly through any Representative, without the knowledge and consent of Goodmans or the Consenting Noteholders, unless otherwise required by the Court: (i) solicit, initiate, facilitate or encourage (including by way of furnishing information or entering into any agreement) any inquiries or proposals regarding any transaction that is an alternative to the Transaction (an “Other Transaction”); (ii) participate in any substantive discussions or negotiations with any Person regarding any Other Transaction; (iii) accept, approve, endorse or recommend or propose publicly to accept, approve, endorse or recommend any Other Transaction; or (iv) enter into, or publicly propose to enter into, any agreement in respect of any Other Transaction; provided, however, that notwithstanding anything to the contrary in this Agreement:

(i)                                     Lone Pine’s board of directors retains the right to support an Other Transaction if, after receiving advice from its advisors and after consulting with the Advisors, Lone Pine’s board of directors determines that: (A) such Other Transaction would result in (i) the payment of all amounts due in respect of the Notes in full in cash on or in connection with implementation of such Other Transaction (including by way of a change of control offer under the Indenture) or (ii) another transaction that is more favourable to the Company and the stakeholders, including the Noteholders, than the Plan (including the Share Offering thereunder); and (B) the support of such Other Transaction would be necessary for compliance with their fiduciary duties as directors of a Delaware corporation; and

(ii)                                  following satisfaction of the conditions set forth in clause (i) directly above, the Companies shall be entitled to respond to inquiries and take such other steps as may be necessary to pursue and support such potential Other Transaction.

(l)                                     Except with the consent of Goodmans or the Consenting Noteholders, the Companies shall, and shall cause their applicable Representatives to,

immediately terminate any existing solicitations, discussions or negotiations with any Person (other than the Consenting Noteholders, lenders under the Credit Agreement and each of their respective representatives) that has made, indicated any interest in or may reasonably be expected to propose, any Other Transaction.  The Companies agree not to release any party from any standstill covenant to which it is a party, or amend, waive or modify in any way any such standstill covenant, except to allow a party to make a proposal that would qualify as an Other Transaction and implement the Other Transaction (including, if applicable, allow that party to acquire securities or assets of any of the Companies in connection with implementing that proposal), in each case provided the Companies comply with the applicable requirements of Sections 4(k) and 4(m) in that respect.

(m)                             The Companies shall promptly (and in any event within one Business Day of receipt by any of the Companies) notify the Advisors, at first orally and thereafter in writing, of any proposal in respect of any Other Transaction of which it or any of its Representatives are or become aware, any request for discussions or negotiations, any requests made or responses provided pursuant to the provisions of Section 4(k), or any other request for non-public information relating to the Companies in connection with any such Other Transaction, or for access to the books or records of the Companies by any person that informs the Companies that it is considering making, or has made, a proposal with respect to any Other Transaction and any amendment thereto.  The Advisors may in turn disclose such information to those of the Consenting Noteholders which have entered into confidentiality agreements acceptable to Lone Pine, acting reasonably (provided that, for greater certainty and without limiting the generality of the foregoing, Lone Pine may require that any such Consenting Noteholder agree to extend the term of any confidentiality agreement in connection with providing such information).  Subject to the foregoing, Lone Pine shall provide such Consenting Noteholders and the Advisors with a copy of any proposed Other Transaction within three Business Days of receipt thereof.  The Companies shall keep the Advisors and any such Consenting Noteholders informed of the status and of any change to the material terms of any such proposed Other Transaction.

(n)                                 Except as contemplated by the KERP, none of the Companies shall materially increase compensation or severance entitlements or other benefits payable to directors, officers or employees, or make any Bonus Payments whatsoever, other than as required by Law or pursuant to the terms of existing benefit, bonus, incentive or retention plans or arrangements or employment or severance contracts that are disclosed in the Information.

(o)                                 Except as may be ordered by the Court or with the consent of the Consenting Noteholders, or as contemplated by this Agreement and the transactions contemplated hereby, or in respect of an Other Transaction, none of the Companies shall amalgamate, consolidate with or merge into, or sell all or substantially all of their assets to, another entity, or change the nature of their business or their corporate or capital structure.

(p)                                 Except as may be ordered by the Court or with the consent of the Consenting Noteholders, or as contemplated by this Agreement and the transactions contemplated hereby, or in respect of an Other Transaction, none of the Companies shall: (i) prepay, redeem prior to maturity, defease, repurchase or make other prepayments in respect of any non-revolving indebtedness; (ii) directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any indebtedness of any kind whatsoever (except for indebtedness that is incurred in the ordinary course of business and that is not Material); or (iii) create, incur, assume or otherwise cause or suffer to exist or become effective any new lien, charge, mortgage, hypothec or security interest of any kind whatsoever on, over or against any of their assets or property (except for any lien, charge, hypothec or security interest that is incurred in the ordinary course of business and that is not Material).

(q)                                 The Companies shall maintain and shall continue to maintain appropriate insurance coverage in amounts and on terms that are customary in the industry of the Companies.

(r)                                    Except as contemplated by this Agreement and the transactions contemplated hereby, including as may be provided in any order of the Court, or in connection with an Other Transaction undertaken in compliance with this Agreement, the Companies shall operate their businesses in the ordinary course of business, having regard to the Companies’ financial condition, and shall not enter into or repudiate any Material agreement, except with the prior written consent of Goodmans or the Initial Consenting Noteholders, which consent shall not be unreasonably withheld.

(s)                                   The Companies shall consult with the Advisors, on behalf of the Initial Consenting Noteholders, with respect to the conduct of Chapter 15 proceedings.

5.                                      Acknowledgments, Covenants and Agreements of the Consenting Noteholders

Subject to, and in consideration of, the matters set forth in Section 4 above, each Consenting Noteholder hereby acknowledges, covenants and agrees:

(a)                                 to the terms of, and the transactions contemplated by, this Agreement;

(b)                                 to tender or vote (or cause to be tendered or voted) all of its Debt and any other applicable claims, and any Notes and other applicable claims acquired after the date hereof:

(i)                                     in favour of the approval, consent, ratification and adoption of the Recapitalization and the Plan, as applicable (and any resolutions or actions required in furtherance thereof); and

(ii)                                  against the approval, consent, ratification and adoption of any matter or transaction that, if approved, consented to, ratified or adopted could reasonably be expected to delay, challenge, frustrate or hinder the consummation of the Recapitalization or the Plan, as applicable (and any resolutions or actions required in furtherance thereof);

and shall tender its proxy for any such vote in a timely manner in compliance with any deadlines set forth in the order of the Court calling the meeting of creditors to vote on the Plan;

(c)                                  to support the approval of the Plan by the Court (and in the case of Chapter 15 proceedings, by the US Court), on terms consistent with this Agreement, as promptly as practicable, through the Advisors or otherwise;

(d)                                 not take any action, or omit to take any action, to delay, challenge, frustrate or hinder the consummation of the Recapitalization or implementation of the Plan;

(e)                                  not to, directly or indirectly, sell, assign, lend, pledge, hypothecate (except with respect to security generally applying to its investments which does not adversely affect such Consenting Noteholders’ ability to perform its obligations under this Agreement) or otherwise transfer any of its Relevant Notes or other Debt or any interest therein (or permit any of the foregoing with respect to any of its Relevant Notes or other Debt), or relinquish or restrict the Consenting Noteholder’s right to vote any of the Relevant Notes or other Debt (including without limitation by way of a voting trust or grant of proxy or power of attorney or other appointment of an attorney or attorney-in-fact), or enter into any agreement, arrangement or understanding in connection therewith, except that the Consenting Noteholder may transfer some or all of its Debt to (i) any other fund managed by the Consenting Noteholder for which the Consenting Noteholder has discretionary authority to manage or administer funds and continues to exercise investment and voting authority with respect to the transferred Debt, (ii) any other Consenting Noteholder, or (iii) any other Person provided such Person agrees to be bound by the terms of this Agreement with respect to the transferred Debt that is subject to such transfer pursuant to the form of Consent Agreement appended hereto as Schedule C;

(f)                                   to execute any and all documents and perform (or cause its agents and advisors to perform) any and all commercially reasonable acts required by this Agreement to satisfy its obligations hereunder;

(g)                                  at or prior to the time at which the Recapitalization is completed and the Plan is implemented, to make or assist the Companies to make all necessary notifications to Governmental Entities and use commercially reasonable efforts to obtain or assist the Companies to obtain any and all required regulatory approvals and/or material third party approvals in connection with the Recapitalization, in each case at the Companies’ expense;

(h)                                 except with the consent of the Companies, not to solicit, discuss or negotiate, directly or indirectly, any alternative transaction to the Plan and the Share Offering with any Person (other than the Companies);

(i)                                     subject at all times to Section 9, to the existence and factual details of this Agreement being set out in any public disclosure, including, without limitation, press releases and court materials, produced by the Companies at the discretion of the Companies in connection with the Recapitalization, the Recapitalization Proceedings and the Plan (subject in each case to prior approval thereof by Goodmans or the Initial Consenting Noteholders in accordance with the provisions of this Agreement);

(j)                                    to consent to a stay of any existing and potential defaults under the Notes;

(k)                                 not to support any other holder of the Notes in taking any enforcement action in respect of the Notes, and to provide the trustee under the Indenture or the Companies with such directions, requests or consents as may reasonably be required to prevent or restrain any such enforcement action;

(l)                                     that:

(i)                                     Subject to Section 3(o), Lone Pine and Lone Pine Canada will honour all obligations under applicable executive employment agreements and severance agreements, as the case may be, which provide for aggregate severance payments of not greater than $3,900,000 based on current base salaries of the officers who are party to such agreements and current premiums for other benefits for such officers, and such agreements will not be compromised in connection with the Plan; and

(ii)                                  Lone Pine Canada has implemented the KERP with a view to maintaining employee engagement and continuity through the implementation and completion of the Plan; provided that (A) the aggregate amount to be paid under the KERP shall not exceed $2,500,000, (B) the KERP payments to the employees (other than the President and Chief Executive Officer of Lone Pine and LPR Canada) shall be made on January 31, 2014, and (C) the KERP payments to the President and Chief Executive Officer of Lone Pine and LPR Canada shall be made as follows: 50% on January 31, 2014 and the remaining 50% on implementation of the Plan;

(m)                             that, following implementation of the Plan, the Preferred Shares and any other securities distributed under the Plan may not be freely tradable in Canada, the United States or any other jurisdiction and may be subject to resale restrictions under Securities Legislation; and Lone Pine shall file or cause to be filed with the Commission and with applicable securities regulatory authorities in Canada such forms, notices, applications or other documents as may be necessary to seek to terminate its reporting obligations (or, as applicable, any reporting obligations of its successor) under Securities Legislation effective as at (or immediately before) the effective time of the Plan or as soon as practicable thereafter; and

(n)                                 that, subject to the occurrence of and at the Effective Time, the provisions of the Plan in relation to the Recapitalization shall include provisions satisfactory to the Companies, acting reasonably, to the effect that at the Effective Time, the Companies and their respective present and former shareholders, officers, directors, employees, auditors, financial advisors, legal counsel and agents (each a “Company Released Party” and, collectively, the “Company Released Parties”) shall be released and discharged from any and all demands, claims, liabilities, causes of action, debts, accounts, covenants, damages, executions and other recoveries based in whole or in part on any act or omission, transaction, dealing or other occurrence existing or taking place on or prior to the date of implementation of the Plan, as the case may be, relating to, arising out of or in connection with the Notes, the Indenture, this Agreement, the Recapitalization, the Recapitalization Proceedings and any other proceedings commenced with respect to the Plan and the Recapitalization; provided that nothing in this paragraph will release or discharge, or require the release or discharge of, any of the Company Released Parties from or in respect of its obligations to the Consenting Noteholders under the Plan or this Agreement, and further provided that nothing in this paragraph will release or discharge, or require the release or discharge of, a Company Released Party if the Company Released Party is adjudged by the express terms of a judgment rendered on a final determination on the merits to have committed gross negligence, fraud or wilful misconduct.

6.                                      Negotiation of Documents

(a)                                 The Companies and the Consenting Noteholders shall cooperate with each other and shall coordinate their activities (to the extent practicable) in respect of (i) the timely satisfaction of conditions with respect to the effectiveness of the Plan and the Recapitalization, (ii) all matters concerning the implementation of the Plan and the Recapitalization and (iii) the pursuit and support of the Plan and the Recapitalization.  Furthermore, subject to the terms hereof, the Companies and the Consenting Noteholders shall take such action as may be reasonably necessary to carry out the purposes and intent of this Agreement, including making and filing any required regulatory filings (provided that the Companies shall reimburse the Consenting Noteholders for any expense, liability or other obligation incurred hereunder).

(b)                                 Each of the Companies and the Consenting Noteholders hereby covenants and agrees (i) to use its commercially reasonable best efforts to negotiate the definitive documents implementing, achieving and relating to the Recapitalization, including, without limitation, the Plan, all ancillary documents relating thereto, and the draft order of the Court approving or sanctioning the Plan, and (ii) to execute (to the extent they are a party thereto) and otherwise support such documents.

7.                                      Potential Restructuring

Each of the Parties acknowledges and agrees that, notwithstanding anything else in this Agreement to the contrary, with the consent of the Consenting Noteholders, the Companies may elect to engage in a restructuring (the “Restructuring”) whereby Lone Pine will be merged with or wound-up into Lone Pine Canada, or dissolved or otherwise eliminated, or made a subsidiary of Lone Pine Canada, and Lone Pine Canada and/or a new corporation shall be the issuer of the Common Shares and Preferred Shares under the Recapitalization.  In the event that the Companies elect to proceed with the Restructuring, the references in this Agreement to Lone Pine shall be deemed to include Lone Pine Canada, as applicable, and the references to the Common Shares and Preferred Shares shall be deemed to include common shares and preferred shares of Lone Pine Canada and/or such new corporation, respectively, as applicable.

8.                                      Conditions to Recapitalization

(a)                                 The Recapitalization shall be subject to the reasonable satisfaction of the following conditions prior to or at the time the Recapitalization is implemented (the “Effective Time”), each of which is for the mutual benefit of the Companies, on the one hand, and the Consenting Noteholders, on the other hand, and may be waived, in whole or in part, jointly by the Companies and the Consenting Noteholders (provided that such conditions shall not be enforceable by the Companies or the Consenting Noteholders, as the case may be, if any failure to satisfy such conditions results from an action, error or omission by or within the control of the Party seeking enforcement (or, in the case where the party seeking enforcement is one or more of the Consenting Noteholders, an action, error or omission by or within the control of any Consenting Noteholder)):

(i)                                     the Recapitalization shall have proceeded in accordance with the following milestones:

(A)                               the Court shall have granted the Initial Order on or before September 30, 2013 (or such other date as the Companies and the Initial Consenting Noteholders may agree in writing);

(B)                               the Court shall have granted an order for the calling of a meeting of unsecured creditors of the Companies for purposes of voting on the Plan on or before November 4, 2013 (or such other date as the Companies and the Initial Consenting Noteholders may agree in writing);

(C)                               if the Plan is approved in accordance with the requirements of CCAA by the requisite vote of unsecured creditors of the Companies at such meeting, the Court shall have approved the Plan within ten days of the meeting (or such other date as the Companies and the Initial Consenting Noteholders may agree in writing);

(D)                               the Companies shall use their reasonable commercial efforts to cause the Implementation Date to occur on or before December 31, 2013; and

(E)                                the Recapitalization shall in any event be completed, and the Plan implemented, on or before the Outside Date;

(ii)                                  in accordance with the Tax Sharing Agreement, no part of the Recapitalization will be completed before October 1, 2013;

(iii)                               all required stakeholder, regulatory, Court and U.S. Court approvals, consents, waivers and filings shall have been obtained or made, as applicable, on terms satisfactory to the Initial Consenting Noteholders and the Companies, each acting reasonably and in good faith, and copies of any and all such approvals, consents and/or waivers shall have been provided to Goodmans;

(iv)                              any interim financing to be obtained by one or more of the Companies shall have been obtained on terms and conditions acceptable to the Companies and the Initial Consenting Noteholders, consistent with the terms of this Agreement and the Term Sheet;

(v)                                 any incremental costs or modified terms associated with maintaining Lone Pine Canada’s senior secured credit facility under the Credit Agreement through the Implementation Date shall be acceptable to the Companies and the Initial Consenting Noteholders, consistent with the terms of this Agreement and the Term Sheet;

(vi)                              Lone Pine shall have obtained a binding commitment for a credit facility for an asset backed exit facility on terms acceptable to the Companies and the Initial Consenting Noteholders, consistent with the terms of this Agreement and the Term Sheet;

(vii)                           the Companies and the Initial Consenting Noteholders shall have agreed as to: (A) the identity and scope of the unsecured claims (which shall in any event include all of the outstanding Notes together with all amounts owing by any of the Companies in respect thereof and any accrued interest thereon) that are to be compromised under the Plan; and (B) which contractual obligations of the Companies and other unsecured claims are to be repudiated and compromised under the Plan, if any;

(viii)                        all Material filings under applicable Laws shall have been made and any Material regulatory consents or approvals that are required in connection with the Recapitalization shall have been obtained and, in the case of waiting or suspensory periods, such waiting or suspensory periods shall have expired or been terminated;

(ix)                              there shall not be in effect any preliminary or final decision, order or decree by a Government Entity, no application shall have been made to any Government Entity, and no action or investigation shall have been announced, threatened or commenced by any Government Entity, in consequence of or in connection with the Recapitalization that restrains, impedes or prohibits (or if granted would reasonably be expected to restrain, impede or inhibit), the Recapitalization or any part thereof or requires or purports to require a variation of the Recapitalization;

(x)                                 the Parties shall have performed all of their Material obligations under and in accordance with this Agreement;

(xi)                              each of the Backstop Parties shall have performed its obligations in respect of the Share Offering as set forth in the Backstop Agreement;

(xii)                           concurrently with the execution and delivery of this Agreement, holders of not less than 69% of the aggregate principal amount of the Notes shall have agreed to become Backstop Parties;

(xiii)                        the terms of the Share Offering, the use of proceeds from the Share Offering, and the terms of the Preferred Shares to be issued pursuant to the Share Offering shall be consistent with the Term Sheet, and the definitive terms of the Preferred Shares shall be set forth in the Plan; and

(xiv)                       the Plan shall have been approved by Noteholders and other unsecured creditors whose claims are to be compromised under the Plan (if any) holding not less than a majority in number and 66 2/3% of the aggregate principal amount of the Notes and such other claims (if any) that voted in respect of the Plan at the meeting of Noteholders and such other unsecured creditors (if any) called for such purpose.

(b)                                 The obligations of the Consenting Noteholders to complete the Recapitalization and the other transactions contemplated hereby are subject to the satisfaction of the following conditions prior to or at the Effective Time, each of which is for the benefit of the Consenting Noteholders and may be waived, in whole or in part, by the Consenting Noteholders (provided that such conditions shall not be enforceable by the Consenting Noteholders if any failure to satisfy such conditions results from an action, error or omission by or within the control of the Consenting Noteholder seeking enforcement):

(i)                                     there shall not have occurred any previously undisclosed Material Adverse Change;

(ii)                                  the structure of the Recapitalization, the terms of the Plan, the identity and structure of any successor or parent of the Companies formed in connection with the Recapitalization and the steps required to complete the Recapitalization shall be acceptable to the Consenting Noteholders, acting in a manner consistent with the terms of this Agreement and the Term Sheet;

(iii)                               all of the following shall have been acceptable to the Advisors or the Consenting Noteholders, acting in a manner consistent with the terms of this Agreement and the Term Sheet, at the time of their filing or issuance:

(i) all materials filed by the Companies with the Court or any court of competent jurisdiction in Canada or any other jurisdiction that relate to the Recapitalization; (ii) the Initial Order; (iii) any order of the Court in respect of any interim financing obtained in accordance with Section 8(a)(a)(iv); (iv) the terms of any court-imposed charges on any of the assets, property or undertaking of any of the Companies, including without limitation any administration charge, any charge in respect of any interim financing, any charge relating to inter-company lending and any directors’ and officers’ charge; (v) any order of the Court accepting the filing of the Plan and calling a meeting of the Noteholders and any other affected creditors for purposes of voting on the Plan; (vi) any order of the Court establishing a process for the solicitation and resolution of the claims of any other affected creditors, if any; (vii) the Plan; (viii) any order of the Court sanctioning the Plan; and (ix) any other order granted in connection with the Recapitalization by the Court or any other court of competent jurisdiction in Canada, the United States or any other jurisdiction, including the US Court pursuant to the Chapter 15 or otherwise (including, without limitation, any order amending any of  the foregoing orders or documents);

(iv)                              the representations and warranties of the Companies set forth in this Agreement shall continue to be true and correct, except as such representations and warranties may be affected by the occurrence of events or transactions contemplated and permitted by this Agreement or where the failure of such representations and warranties to be true and correct would not reasonably be expected to result in a Material Adverse Change;

(v)                                 the composition of the board of directors for Lone Pine effective as of the Implementation Date shall be satisfactory to the Consenting Noteholders in accordance with this Agreement; provided that (i) such composition complies with the requirements of applicable Law and (ii) a majority of the directors are independent;

(vi)                              the Consenting Noteholders shall be satisfied that all securities of the Companies and any affiliated or related entities that are formed in connection with the Recapitalization, when issued and delivered, shall be duly authorized, validly issued and fully paid and non-assessable and the issuance thereof shall be in compliance with the prospectus and registration requirements of applicable Securities Legislation or exempt from all prospectus and registration requirements of applicable Securities Legislation;

(vii)                           all existing in-the-money options, warrants or other rights to purchase existing shares of the Companies, and Lone Pine’s shareholder rights plan, shall have been extinguished and cancelled for no consideration pursuant to the terms of the Plan;

(viii)                        on the Implementation Date, the Initial Consenting Noteholders shall have been reimbursed their reasonable out-of-pocket expenses incurred in connection with the Recapitalization; provided such Noteholders shall have advised Lone Pine of those expenses at least five Business Days prior to the Implementation Date, and shall have included a reasonable estimate all such out-of-pocket expenses to be incurred by the Initial Consenting Noteholders in the period from that date to the Implementation Date; and

(ix)                              on the Implementation Date, all of the reasonable fees and expenses of the Advisors, for services rendered as counsel to the Initial Consenting Noteholders up to and including the Implementation Date, shall have been paid; provided that the Advisors shall have provided the Companies with invoices for all such fees and expenses incurred up to the date that is five Business Days prior to the Implementation Date, and shall have also provided the Companies with a reasonable estimate all such fees and expenses to be incurred by the Advisors in the period from that date to the Implementation Date.

9.                                      Public Disclosure

(a)                                 No press release or other public disclosure concerning the transactions contemplated herein shall be made by any of the Companies without previously consulting with the Advisors, except as, and only to the extent that, the disclosure is required (as determined by the Companies) by applicable Law or by the rules of any stock exchange on which any of the Companies’ securities are listed or traded, by any other regulatory authority having jurisdiction over the Companies, or by any court of competent jurisdiction; provided, however, that the Companies shall, to the extent practicable under the circumstances, provide the Advisors with a copy of such disclosure in advance of any release and an opportunity to consult with the Companies as to the contents and to provide comments thereon.

(b)                                 Notwithstanding the foregoing, no information with respect to the principal amount of Notes held or managed by any individual Consenting Noteholder or the identity of any individual Consenting Noteholder shall be disclosed by the Companies, except as may be required by applicable Law or by the rules of any stock exchange on which any of the Companies’ securities are listed or traded, by any other regulatory authority having jurisdiction over the Companies, or by any court of competent jurisdiction; provided, however, that the aggregate amount of Relevant Notes held by the Consenting Noteholders collectively may be disclosed.

(c)                                  Each Consenting Noteholder agrees that, except as otherwise specified in this Agreement or in a Noteholder Confidentiality Agreement, prior to making any public announcement or statement or issuing any press release or any other public disclosure with respect to this Agreement, the Recapitalization, the Plan or any negotiations, terms or other facts with respect thereto, it shall, to the extent practicable under the circumstances, provide the Companies and each other Consenting Noteholder with a copy of such disclosure in advance of any release and an opportunity to consult with the Advisors as to the contents and to provide comments thereon.

10.                               Further Assurances

Each Party shall do all such things in its control, take all such actions as are commercially reasonable, deliver to the other Parties such further information and documents and execute and deliver to the other Parties such further instruments and agreements as another Party shall reasonably request to consummate or confirm the transactions provided for in this Agreement, to accomplish the purpose of this Agreement or to assure to the other Party the benefits of this Agreement.

11.                               Approval, Consent, Waiver, Amendment, Termination of or by Initial Consenting Noteholders

(a)                                 Except as may be otherwise specifically provided for under this Agreement, where this Agreement provides that a matter shall have been approved, agreed to, consented to, waived, amended or terminated by the Consenting Noteholders or by the Initial Consenting Noteholders, or that a matter must be satisfactory to the Consenting Noteholders or the Initial Consenting Noteholders, such approval, agreement, consent, waiver, amendment, termination, satisfaction or other action shall be effective or shall have been obtained or satisfied, as the case may be, for the purposes of this Agreement where Consenting Noteholders or Initial Consenting Noteholders, as the case may be, holding at least a majority of the aggregate principal amount of all Relevant Notes held by the Consenting Noteholders or Initial Consenting Noteholders, as the case may be, shall have confirmed their approval, consent, waiver, amendment, termination or satisfaction, as the case may be, to the Companies or to Goodmans, in which case Goodmans shall communicate any such approval, agreement, consent, waiver, amendment, termination, satisfaction or other action to the Companies for purposes of this Agreement and the terms and conditions hereof.  The Companies shall be entitled to rely on any such confirmation of approval, agreement, consent, waiver, amendment, termination, satisfaction or other action communicated to the Companies or any of them by Goodmans without any obligation to inquire into Goodmans’ authority to do so on behalf of the Consenting Noteholders or the Initial Consenting Noteholders, as the case may be, and such communication shall be effective for all purposes of this Agreement and the terms and conditions hereof.

(b)                                 Except as expressly set forth in this Agreement, no Consenting Noteholder shall enter into any agreement or understanding with any other Consenting Noteholder which requires any voting threshold higher than that which is set forth in Section 11(a).  Each Consenting Noteholder represents and warrants to the Companies that it has not entered into any such agreement or understanding.

12.                               Consenting Noteholder Termination Events

This Agreement may be terminated by the delivery to the Companies of a written notice in accordance with Section 18(o) hereof by the Consenting Noteholders (as determined in accordance with Section 11 hereof) in the exercise of their sole discretion, upon the occurrence and, if applicable, continuation of any of the following events:

(a)                                 the Implementation Date has not occurred on or before the Outside Date;

(b)                                 the Companies enter into an agreement with respect to an Other Transaction in accordance with Section 4(k), provided that in such event Lone Pine shall pay to the Backstop Parties the fee provided for in Section 3(j) of the Backstop Agreement;

(c)                                  failure by any of the Companies to comply in all material respects with, or default by any of the Companies in the performance or observance of, any material term, condition, covenant or agreement set forth in this Agreement, which, if capable of being cured, is not cured within five Business Days after the receipt of written notice of such failure or default and provided that, for greater certainty, no cure period shall apply with respect to any termination pursuant to Sections 12(a), 12(b) or 12(f);

(d)                                 any representation, warranty or acknowledgement of any of the Companies made in this Agreement shall prove untrue in any material respect as of the date when made;

(e)                                  the issuance of any final decision, order or decree by a Governmental Entity, in consequence of or in connection with the Recapitalization, which restrains or impedes in any material respect or prohibits the Recapitalization or any material part thereof or requires or purports to require a material variation of the Recapitalization;

(f)                                   the appointment of a receiver, interim receiver, receiver and manager, trustee in bankruptcy, liquidator or administrator in respect of Lone Pine Canada, unless such event occurs with the prior written consent of the Consenting Noteholders;

(g)                                  the amendment, modification or filing of a pleading by the Companies or any of them seeking to amend or modify the Recapitalization Terms or the Plan, or any material document or order relating thereto, if such amendment or modification is not acceptable to the Consenting Noteholders, acting in a manner consistent with the terms of this Agreement and the Term Sheet;

(h)                                 if as a result of (A) one or more terminations of this Agreement as to one or more Breaching Noteholders pursuant to Section 13(b) or (B) one or more terminations of its obligations under this Agreement by one or more Objecting Noteholders pursuant to Section 18(m), the aggregate amount of Relevant Notes held by the Consenting Noteholders that remain party to this Agreement equals less than two-thirds of the aggregate amount of Notes; or

(i)                                     the Consenting Noteholders determine, acting reasonably, that there is no reasonable prospect that the conditions set forth in Section 8 will be satisfied or waived by the Outside Date; provided that the Consenting Noteholders’ right to terminate this Agreement under this provision shall only be exercisable by the Consenting Noteholders if they have requested and received a written notice from the Companies confirming the Companies’ unconditional inability to satisfy any such conditions, which response shall be provided within three Business Days of any such request.

13.                               Company Termination Events

(a)                                 This Agreement may be terminated by the delivery to the Consenting Noteholders (with a copy to the Advisors) of a written notice in accordance with Section 18(o) by Lone Pine (on behalf of the Companies), in the exercise of its sole discretion, upon the occurrence and continuation of any of the following events:

(i)                                     the Implementation Date has not occurred on or before the Outside Date;

(ii)                                  the issuance of any final decision, order or decree by a Governmental Entity, in consequence of or in connection with the Recapitalization, in each case which restrains or impedes in any material respect or prohibits the Recapitalization or any material part thereof or requires or purports to require a material variation of the Recapitalization;

(iii)                               the Companies enter into an agreement with respect to an Other Transaction in accordance with Section 4(k), provided that in such event Lone Pine shall pay to the Backstop Parties the fee provided for in Section 3(j) of the Backstop Agreement;

(iv)                              if as a result of (A) one or more terminations of this Agreement as to one or more Breaching Noteholders pursuant to Section 13(b) or (B) one or more terminations of its obligations under this Agreement by one or more Objecting Noteholders pursuant to Section 18(m), the aggregate amount of Relevant Notes held by the Consenting Noteholders that remain party to this Agreement equals less than two-thirds of the aggregate amount of Notes; or

(v)                                 the Companies determine, acting reasonably, that there is no reasonable prospect that the conditions set forth in Sections 8(a)(ii) and 8(b)(i) will be satisfied or waived by the Outside Date; provided that (A) the Companies’ right to terminate this Agreement under this provision in respect of Section 8(a)(ii) shall only be exercisable by the Companies from the day that is one day prior to the scheduled meeting of creditors to consider the Plan up and until the commencement of the same scheduled meeting and (B) the Companies’ right to terminate this Agreement in respect of Section 8(b)(i) shall only be exercisable by the Companies if they have received a written notice from the Consenting Noteholders confirming the Companies’ unconditional inability to satisfy Section 8(b)(i).

(b)                                 This Agreement may be terminated as to a breaching Consenting Noteholder (the “Breaching Noteholder”) only, by delivery to such Breaching Noteholder of a written notice in accordance with Section 18(o) by the Companies, in exercise of their sole discretion and provided that the Companies are not in default hereunder, upon the occurrence and continuation of any of the following events:

(i)                                     failure by the Breaching Noteholder to comply in all material respects with, or default by the Breaching Noteholder in the performance or observance of, any material term, condition, covenant or agreement set forth in this Agreement which is not cured within five Business Days after the receipt of written notice of such failure or default; or

(ii)                                  if any representation, warranty or other statement of the Breaching Noteholder made or deemed to be made in this Agreement shall prove untrue in any material respect as of the date when made;

and the Breaching Noteholder shall, in accordance with Section 15, thereupon no longer be a Consenting Noteholder.

14.                               Mutual Termination

This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual agreement between (a) the Companies and (b) the Consenting Noteholders.

15.                               Effect of Termination

(a)                                 Upon termination of this Agreement pursuant to Section 12, Section 13(a) or Section 14 hereof, this Agreement shall be of no further force and effect and each Party hereto shall be automatically and simultaneously released from its commitments, undertakings, and agreements under or related to this Agreement, except for the rights, agreements, commitments and obligations under Sections 4(g), 4(j), 9(b), 17 and 18, all of which shall survive the termination, and each Party shall have the rights and remedies that it would have had it not entered into this Agreement and shall be entitled to take all actions, whether with respect to the Recapitalization or otherwise, that it would have been entitled to take had it not entered into this Agreement.

(b)                                 Upon termination of this Agreement by the Companies with respect to a Breaching Noteholder under Section 13(b), this Agreement shall be of no further force or effect with respect to such Breaching Noteholder and, subject to the right of the Companies to pursue any and all legal and equitable rights against a Breaching Noteholder in respect of the circumstances that resulted in them becoming a Breaching Noteholder, all rights, obligations, commitments, undertakings, and agreements under or related to this Agreement of or in respect of such Breaching Noteholder shall be of no further force or effect, except for the rights and obligations under Sections 9(b), 17 and 18, all of which shall survive such termination, and such Breaching Noteholder shall have the rights and remedies that it would have had it not entered into this Agreement and shall be entitled to take all actions, whether with respect to the Recapitalization or otherwise, that it would have been entitled to take had it not entered into this Agreement.

(c)                                  Upon termination by an Objecting Noteholder of its obligations under this Agreement pursuant to Section 18(m), this Agreement shall be of no further force or effect with respect to such Objecting Noteholder and all rights, obligations, commitments, undertakings, and agreements under or related to this Agreement of or in respect of such Objecting Noteholder shall be of no further force or effect, except for the rights and obligations under Sections 4(g), 9(b), 17 and 18, all of which shall survive such termination, and such Objecting Noteholder shall have the rights and remedies that it would have had it not entered into this Agreement and shall be entitled to take all actions, whether with respect to the Recapitalization or otherwise, that it would have been entitled to take had it not entered into this Agreement.

(d)                                 Upon the occurrence of any termination of this Agreement, any and all consents tendered prior to such termination by (i) the Consenting Noteholders in the case of termination pursuant to Section 12, Section 13(a) or Section 14 hereof, (ii) the Breaching Noteholder(s) in the case of a termination pursuant to Section 13(b) or (iii) the Objecting Noteholder(s) in the case of termination pursuant to Section 18(m) shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Recapitalization and this Agreement or otherwise.

16.                               Termination Upon the Implementation Date

This Agreement shall terminate automatically without any further required action or notice on the Implementation Date (immediately following the Effective Time). For greater certainty, the representations, warranties and covenants herein shall not survive and shall be of no further force or effect from and after the Implementation Date, provided that the rights, agreements, commitments and obligations under Sections 4(g), 4(j), 9(b), 17 and 18, shall survive the Implementation Date.

17.                               Confidentiality

The Companies agree to use reasonable best efforts to maintain the confidentiality of the identity and holdings of the Consenting Noteholders; provided, however, that such information may be disclosed: (i) to each of the Companies’ respective directors, trustees, executives, officers, auditors, and employees and financial and legal advisors or other agents (collectively referred to herein as the “Representatives” and individually as a “Representative”) provided that each such Representative is informed of and complies with this confidentiality provision; (ii) to Persons in response to, and to the extent required by, any subpoena or other legal proceedings; and (iii) as may be required by applicable Law.  If the Companies or its Representatives receive a subpoena or other legal proceeding for such information, or determine, on the advice of counsel, that disclosure of such information is required by applicable Law, the Companies shall provide the applicable Consenting Noteholder(s) with prompt written notice and a copy of the subpoena or other applicable legal proceeding so that the Consenting Noteholder(s) may seek a protective order or other appropriate remedy or waiver of compliance with the provisions of this Agreement.  Notwithstanding the provisions in this Section 17, the Companies may disclose the existence of and nature of support evidenced by this Agreement in any public disclosure (including, without limitation, press releases and court materials) produced by the Companies at the discretion of the Companies, provided that all such disclosures are (a) made in accordance with Section 9 and (b) in the context of any such public disclosure, only the aggregate holdings of the Consenting Noteholders, taken together, may be disclosed (but not their individual identities or holdings). Except as set forth in this Section 17, nothing in this Agreement shall obligate the Companies to make any public disclosure of this Agreement.

18.                               Miscellaneous

(a)                                 Notwithstanding anything herein to the contrary, this Agreement applies only to each Consenting Noteholder’s Debt and to each Consenting Noteholder solely with respect to its legal and/or beneficial ownership of, or its investment and voting discretion over, its Debt (and not, for greater certainty, to any other securities, loans or obligations that may be held, acquired or sold by such Consenting Noteholder or any client of such Consenting Noteholder whose funds or accounts are managed by such Consenting Noteholder) and, without limiting the generality of the foregoing, shall not apply to:

(i)                                     any securities, loans or other obligations (including Notes) that may be held, acquired or sold by, or any activities, services or businesses conducted or provided by, any group or business unit within or affiliate of a Consenting Noteholder (A) that has not been involved in and is not acting at the direction of or with knowledge of the Companies’ affairs provided by any person involved in the Recapitalization discussions or (B) is on the other side of an information firewall with respect to the officers, partners and employees of such Consenting Noteholder who have been working on the Recapitalization and is not acting at the direction of or with knowledge of the Companies’ affairs provided by any officers, partners and employees of such Consenting Noteholder who have been working on the Recapitalization;

(ii)                                  any securities, loans or other obligations that may be beneficially owned by clients of a Consenting Noteholder, including accounts or funds managed by the Consenting Noteholder, that are not Notes or Debt; or

(iii)                               any securities, loans or other obligations (including Notes) that may be beneficially owned by clients of a Consenting Noteholder that are not managed or administered by the Consenting Noteholder.

(b)                                 Subject to Section 18(a), nothing in this Agreement is intended to preclude a Consenting Noteholder from engaging in any securities transactions, subject to the agreements set forth in Section 5 with respect to the Consenting Noteholder’s Relevant Notes and other Debt and compliance with applicable Securities Legislation.

(c)                                  This Agreement shall in no way be construed to preclude any Consenting Noteholder from acquiring additional Notes in accordance with this Agreement, subject to compliance with the applicable Noteholder Confidentiality Agreement and applicable Securities Legislation.

(d)                                 At any time, a Noteholder that is not a Consenting Noteholder may become a Party to this Agreement by executing and delivering to the Companies and the other Consenting Noteholders, with a copy to Goodmans, a Consent Agreement substantially in the form of Schedule C.

(e)                                  The headings in this Agreement are for reference only and shall not affect the meaning or interpretation of this Agreement.

(f)                                   Unless the context otherwise requires, words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders.

(g)                                  Unless otherwise specifically indicated, all sums of money referred to in this Agreement are expressed in lawful money of the United States of America.

(h)                                 This Agreement and any other agreements contemplated by or entered into pursuant to this Agreement (which will include the Plan), together with the Noteholder Confidentiality Agreements, the Advisor Confidentiality Agreements, the Backstop Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both oral and written, among the Parties with respect to the subject matter hereof.

(i)                                     The agreements, representations and obligations of the Companies under this Agreement are, in all respects, joint and several. The Companies acknowledge and agree that any waiver or consent that the Consenting Noteholders or the Initial Consenting Noteholders may make on or after the date hereof has been made by the Consenting Noteholders or the Initial Consenting Noteholders, as the case may be, in reliance upon, and in consideration for, the covenants, agreements, representations and warranties of the Companies hereunder,

(j)                                    The agreements, representations and obligations of the Consenting Noteholders under this Agreement are, in all respects, several and not joint and several.

(k)                                 Any person signing this Agreement in a representative capacity (i) represents and warrants that he/she is authorized to sign this Agreement on behalf of the Party he/she represents and that his/her signature upon this Agreement will bind the represented Party to the terms hereof, and (ii) acknowledges that the other Parties hereto have relied upon such representation and warranty.

(l)                                     No director, officer or employee of any of the Companies or any of their legal, financial or other advisors shall have any personal liability to any of the Consenting Noteholders under this Agreement.  No director, officer or employee of any of the Consenting Noteholders or the Advisors shall have any personal liability to the Companies under this Agreement.

(m)                             This Agreement may be modified, amended or supplemented as to any matter by an instrument in writing signed by the Companies and the Consenting Noteholders (as determined in accordance with Section 11 hereof). Notwithstanding the foregoing, if this Agreement is amended, modified or supplemented or any matter herein is approved, consented to or waived such that the Outside Date is extended beyond January 31, 2014, or the effect of any such amendment materially adversely changes the fundamental terms of the Recapitalization as they relate to Noteholders, as set forth in the Term Sheet (including governance or minority protection rights as are agreed in accordance with the Term Sheet), then any Consenting Noteholder that objects to any such amendment, modification, supplement, approval, consent or waiver may, within five Business Days of receiving notice of the amendment, modification, supplement, approval, consent or waiver, terminate its obligations under this Agreement upon five Business Days’ written notice to the other Parties hereto (each, an “Objecting Noteholder”) and shall thereupon no longer be a Consenting Noteholder.

(n)                                 Any date, time or period referred to in this Agreement shall be of the essence except to the extent to which the Parties agree in writing to vary any date, time or period, in which event the varied date, time or period shall be of the essence.

(o)                                 All notices, consents and other communications which may be or are required to be given pursuant to any provision of this Agreement shall be given or made in writing and shall be deemed to be validly given if served personally or by PDF/email transmission, in each case addressed to the particular Party:

(i)	If to any of the Companies, at:

Lone Pine Resources Inc.
1100, 640 – 5th Avenue SW
Calgary, Alberta, Canada T2P 3G4

	Attention:	Charles R. Kraus
	Email:	crkraus@lonepineresources.com

With a required copy (which shall not be deemed notice) to:

Bennett Jones LLP
4500 Bankers Hall East
855 - 2nd Street S.W.
Calgary, Alberta, Canada T2P 4K7

	Attention:	Chris Simard / Colin Perry
	Email:	simardc@bennettjones.com / perryc@bennettjones.com

(ii)	If to the Consenting Noteholder, at:

the address set forth for the Consenting Noteholder at the address shown for it beside its signature, with a required copy (which shall not be deemed notice) to:

Goodmans LLP
Bay Adelaide Centre
333 Bay Street, Suite 3400
Toronto, Ontario, Canada M5H 2S7

	Attention:	Robert J. Chadwick / Brendan D. O’Neill
	Email:	rchadwick@goodmans.ca / boneill@goodmans.ca

- and to –

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, NY 10038-4982

	Attention:	Kristopher Hansen
	Email:	khansen@strocck.com

(iii)	If to the Advisors, at:

Goodmans LLP
Bay Adelaide Centre
333 Bay Street, Suite 3400
Toronto, Ontario, Canada M5H 2S7

	Attention:	Robert J. Chadwick / Brendan D. O’Neill
	Email:	rchadwick@goodmans.ca / boneill@goodmans.ca

- and to –

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, NY 10038-4982

Attention:	Kristopher Hansen
Email:	khansen@stroock.com

or at such other address of which any Party may, from time to time, advise the other Parties by notice in writing given in accordance with the foregoing. The date of receipt of any such notice shall be deemed to be the date of delivery or transmission thereof.

(p)                                 If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

(q)                                 The provisions of this Agreement shall be binding upon and enure to the benefit of the Parties hereto and their respective successors and permitted assigns, provided that no Party may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement without the prior written consent of the other Parties hereto, except by a Consenting Noteholder as set forth and to the extent permitted in Section 5(e).

(r)                                    This Agreement is governed by the laws of the Province of Alberta and the federal laws of Canada applicable therein. Each Party submits to the jurisdiction of the courts of competent jurisdiction in the Province of Alberta in respect of any action or proceeding relating to this Agreement. The Parties shall not raise any objection to the venue of any proceedings in any such court, including the objection that the proceedings have been brought in an inconvenient forum.

(s)                                   It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, including an order by a court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

(t)                                    The Parties waive any right to trial by jury in any proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, present or future, and whether sounding in contract, tort or otherwise. Any Party may file a copy of this provision with any court as written evidence of the knowing, voluntary and bargained for agreement between the Parties irrevocably to waive trial by jury, and that any proceeding whatsoever between them relating to this Agreement or any of the transactions contemplated by this Agreement shall instead be tried by a judge or judges sitting without a jury.

(u)                                 Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties, and no other person or entity shall be a third-party beneficiary hereof.

(v)                                 This Agreement may be executed by facsimile or other electronic means and in one or more counterparts, all of which shall be considered one and the same agreement.

[Signature pages follow]

LONE PINE RESOURCES INC.

Per:	/s/ Tim S. Granger
Tim S. Granger
President and Chief Executive Officer

LONE PINE RESOURCES CANADA LTD.

Per:	/s/ Tim S. Granger
Tim S. Granger
President and Chief Executive Officer

LONE PINE RESOURCES (HOLDINGS) INC.

Per:	/s/ Tim S. Granger
Tim S. Granger
President

WISER DELAWARE LLC

By: Lone Pine Resources Inc., as Class A Manager of Wiser Delaware LLC

Per:	/s/ Patrick R. McDonald
Patrick R. McDonald
Chairman

Signed at: Denver, Colorado, USA

By: Class B Manager of Wiser Delaware LLC

Per:	/s/ Mary S. Stawikey
	Name:	Mary S. Stawikey
	Title:	Manager

Signed at: Wilmington, Delaware, USA

WISER OIL DELAWARE, LLC

By: Lone Pine Resources Inc., as Class A Manager of Wiser Oil Delaware, LLC

Per:	/s/ Patrick R. McDonald
Patrick R. McDonald
Chairman

Signed at: Denver, Colorado, USA

By: Class B Manager of Wiser Oil Delaware, LLC

Per:	/s/ Mary S. Stawikey
	Name:	Mary S. Stawikey
	Title:	Manager

Signed at: Wilmington, Delaware, USA

STRICTLY CONFIDENTIAL

Name of Consenting Noteholder or Authorized Representative:

Per:

Name:

Title:

Address:

Securities subject to this agreement:	Notes
Original Face Amount of Note/Number of Shares Represented
Name of DTC/CDS Participant Who Holds the Security
DTC/CDS Number for Participant Who Holds the Security
Name of Beneficial Holder

STRICTLY CONFIDENTIAL

SCHEDULE A

DEFINITIONS

Definition	Section or Page Number
“Agreement”	Page 1 (1st paragraph)
“Breaching Noteholder”	Section 13(b)
“CCAA”	Page 1 (1st paragraph)
“Claim”	Section 4(g)
“Claims Procedure”	Section 4(e)
“Companies”	Page 1 (1st paragraph)
“Company”	Page 1 (1st paragraph)
“Company Released Parties”	Section 5(m)
“Consenting Noteholder(s)”	Page 1 (1st paragraph)
“Costs”	Section 4(g)
“Court”	Section 4(d)
“Debt”	Section 2(a)
“Effective Time”	Section 8(a)
“Indemnified Parties”	Section 4(g)
“Initial Order”	Section 4(e)
“Lone Pine”	Page 1 (1st paragraph)
“Lone Pine Canada”	Page 1 (1st paragraph)
“Noteholder Released Parties”	Section 4(f)
“Noteholders”	Page 1 (3rd paragraph)
“Notes”	Page 1 (1st paragraph)
“Objecting Noteholder”	Section 18(m)
“Other Transaction”	Section 4(k)
“Outside Date”	Section 4(d)
“Party” or “Parties”	Page 1 (4th paragraph)
“Plan”	Page 1 (1st paragraph)
“Recapitalization”	Page 1 (1st paragraph)
“Recapitalization Proceedings”	Page 1 (1st paragraph)
“Recapitalization Terms”	Page 1 (1st paragraph)
“Relevant Notes”	Section 2(a)
“Representative(s)”	Section 17
“Share Offering”	Page 1 (1st paragraph)
“Term Sheet”	Page 1 (1st paragraph)
“US Court”	Page 1 (1st paragraph)

In addition, the following terms used in this Agreement shall have the following meanings:

“Advisor Confidentiality Agreement” means the confidentiality agreement between Goodmans and Lone Pine, on its own behalf and on behalf of the other Companies, dated September 3, 2013.

1

“Advisors” means Goodmans and Stroock & Stroock & Lavan LLP, in their respective capacities as Canadian and U.S. counsel to the Initial Consenting Noteholders.

“Backstop Agreement” means the backstop agreement dated September 24, 2013 between the Initial Consenting Noteholders and the Companies providing for backstop commitments in respect of the Share Offering, together with any adhesion agreements (as provided in such backstop agreement) subsequently executed and delivered by another Noteholder as provided therein.

“Backstop Parties” means the Consenting Noteholders that are party to the Backstop Agreement.

“Bonus Payments” means all bonus payments, retention payments, incentive compensation payments, service award payments or other similar payments payable by any of the Companies to any of the Companies’ current or past directors, officers, employees or senior managers, in connection with the transactions contemplated by this Agreement or otherwise.

“Business Day” means each day, other than a Saturday or Sunday or a statutory or civic holiday, that banks are open for business in Calgary, Alberta, Canada and Toronto, Ontario, Canada.

“Commission” means the United States Securities and Exchange Commission.

“Contracts” means all agreements, contracts, leases (whether for real or personal property), purchase orders, undertakings, covenants not to compete, employment agreements, confidentiality agreements, licenses, instruments, obligations and commitments to which a Person is a party or by which a Person or any of its assets are bound or affected, whether written or oral.

“Credit Agreement” means the amended and restated credit agreement of Lone Pine dated March 18, 2011 among Lone Pine, as parent, Lone Pine Canada, as borrower, each of the lenders party thereto, and JP Morgan Chase Bank, N.A., Toronto Branch, as amended.

“Environmental Laws” means all Laws regarding the environment or pursuant to which Environmental Liabilities would arise or have arisen, including relating to the Release or threatened Release of any contaminant or the generation, use, storage or transportation of any contaminant.

“Environmental Liabilities” means any and all Liabilities for any Release, any environmental damage, any contamination or any other environmental problem caused to any Person, property or the environment as a result of any Release or the condition of any property or asset, whether or not caused by a breach of applicable Laws, including, without limitation, all Liabilities arising from or related to: any surface, underground, air, groundwater, or surface water contamination; the abandonment or plugging of any well; restorations and reclamations; the removal of or failure to remove any foundations, structures or equipment; the cleaning up or reclamation of storage sites; any Release; violation of pollution standards; and personal injury (including sickness, disease or death) and property damage arising from the foregoing.

2

“Financial Statements” means (i) the audited consolidated balance sheet of Lone Pine as at December 31, 2012 and the related audited consolidated statement of earnings(loss) and other comprehensive income, retained earnings and cash flows for the fiscal year then ended, together with the report thereon of independent auditors, and (ii) the unaudited quarterly report dated August 8, 2013 for the three and six month periods ended June 30, 2013, each prepared in accordance with U.S. GAAP consistently applied throughout the periods covered, and except that the unaudited quarterly statements are subject to normal period-end adjustments and may omit notes which are not required by applicable Laws to be included in the unaudited statements.

“Forbearance Agreement” means that certain forbearance agreement entered into among, inter alia, Lone Pine, Lone Pine Canada and JP Morgan Chase Bank, N.A., Toronto Branch, on September 11, 2013 with respect to the Credit Agreement.

“Goodmans” means Goodmans LLP in its capacity as counsel to the Initial Consenting Noteholders.

“Governmental Entity” means any government, regulatory authority, governmental department, agency, commission, bureau, official, minister, Crown corporation, court, board, tribunal or dispute settlement panel or other law, rule or regulation-making organization or entity: (a) having or purporting to have jurisdiction on behalf of any nation, province, territory or state or any other geographic or political subdivision of any of them; or (b) exercising, or entitled or purporting to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power.

“Implementation Date” means the date on which the Recapitalization is implemented.

“Indenture” means the Indenture dated February 14, 2012, among Lone Pine, Lone Pine Canada, Lone Pine Resources (Holdings) Inc., Wiser Delaware LLC, Wiser Oil Delaware, LLC, and U.S. Bank National Association, as trustee.

“Information” means information set forth or incorporated in Lone Pine’s public disclosure documents filed with the applicable Canadian securities regulators and the Commission under the Securities Legislation, as applicable, since January 1, 2012 and prior to the execution and delivery of this Agreement.

“Initial Consenting Noteholder” means the Consenting Noteholders who executed this Agreement on the date first written on the first page of this Agreement.

“KERP” means the key employee retention plan described in the Form 8-K of Lone Pine dated September 11, 2013 and filed with the Commission on September 12, 2013, as amended pursuant to the terms of the Initial Order or any other order of the Court acceptable to Goodmans or the Consenting Noteholders.

“Law” or “Laws” means any law, statute, order, decree, consent decree, judgment, rule regulation, ordinance or other pronouncement having the effect of law whether in Canada, the United States or any other country, or any domestic or foreign state, county, province, city or other political subdivision or of any Governmental Entity.

3

“Liability” or “Liabilities” means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guarantee or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.

“Material” means a fact, circumstance, change, effect, matter, action, condition, event, occurrence or development that, individually or in the aggregate, is, or would reasonably be expected to be, material to the business, affairs, results of operations or financial condition of Lone Pine and its subsidiaries (taken as a whole).

“Material Adverse Change” means any change, development, effect, event, circumstance, fact or occurrence that individually or in the aggregate with other such changes, developments, effects, events, circumstances, facts or occurrences, (x) is or would reasonably be expected to be, material and adverse to the business, condition (financial or otherwise), properties, assets (tangible or intangible), liabilities (including any contingent liabilities), operations or results of operations of the Company and its subsidiaries, taken as a whole, or (y) prevents or materially adversely affects the ability of the Company to timely perform its obligations under this Agreement, except, any change, development, effect, event, circumstance, fact or occurrence resulting from or relating to: (a) any change in U.S. GAAP; (b) any change in commodity prices or in currency exchange rates; (c) any adoption, proposal, implementation or change in applicable laws or any interpretation thereof by any Governmental Entity; (d) any change in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in general economic, business, regulatory, political or market conditions or in national or global financial or capital markets; (e) any natural disaster; (provided that in the case of (b), (c), (d) and (e) above, such conditions do not have a materially disproportionate effect on the Company or its subsidiaries relative to other companies in its industry) (f) the execution, announcement or performance of this Agreement, the Term Sheet, the Plan or any other related agreement and the completion of the transactions contemplated thereby; (g) the failure, in and of itself, of Lone Pine to meet any internal or public projections, forecasts or estimates of revenues or earnings; (h) any action taken by any of the Companies which is contemplated in this Agreement or is consented to by the Initial Consenting Noteholders, the Consenting Noteholders or Goodmans, as the case may be; or (i) any change in the market price or trading volume of any securities of Lone Pine (it being understood that the causes underlying such change in market price or trading volume (other than those in items (a) to (h) above) may be taken into account in determining whether a Material Adverse Change has occurred).

“Material Contract” means each Company Contract and other instrument or document (including any amendment to any of the foregoing):

(i)            described in paragraphs (b)(3), (b)(4), (b)(9) or (b)(10) of Item 601 of Regulation S-K;

(ii)           with any director, officer or Affiliate of the Company;

(iii)          that in any way purports to restrict the business activity of either Company or to limit the freedom of either Company to engage in any line of business or to compete with any Person or in any geographic area or to hire or retain any Person;

4

(iv)          that could reasonably be expected to have a material effect on the business, condition, capitalization, assets, liabilities, operations or financial performance of either of the Companies or on the Recapitalization; and

(v)           any other Contract, if a breach of such Contract could reasonably be expected to result in a Material Adverse Change.

“Noteholder Confidentiality Agreement” means the confidentiality agreement entered into or binding upon a Consenting Noteholder and one or more of the Companies.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

“Release” means any presence, release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, leeching or migration of any element or compound in or into the indoor or outdoor environment (including the abandonment or disposal of any barrels, tanks, containers or receptacles containing any contaminant), or in, into or out of any vessel or facility, including the movement of any contaminant through the air, soil, subsoil, surface, water, groundwater, rock formation or otherwise which is or may be (under any circumstances, whether or not they have not occurred).

“Securities Legislation” means all applicable Laws, regulations, rules, policies or instruments of any securities commission, stock exchange or like body in Canada or the United States.

“Tax” means all present and future taxes, rates, levies, imposts, assessments, dues, government fees, stamp taxes, deductions, charges or withholdings, and all liabilities with respect thereto, and any interest, additions to tax and penalties imposed with respect thereto, excluding, with respect to a Lender, taxes imposed on its income or capital and franchise taxes imposed on it by any taxation authority.

“Tax Sharing Agreement” means the Tax Sharing Agreement dated May 25, 2011 between Lone Pine and Forest Oil Corporation, as amended.

“Termination Date” means the date on which this Agreement is terminated in accordance with the provisions hereof.

“U.S. GAAP” means generally accepted accounting principles as applied in the United States.

5

SCHEDULE B

TERM SHEET

LONE PINE RESOURCES INC.

PROPOSED RESTRUCTURING OF 10.375% SENIOR NOTES
SUMMARY OF INDICATIVE TERMS AND CONDITIONS

This term sheet describes the principal terms on which Lone Pine Resources Inc. (“LPR”), Lone Pine Resources (Holdings) Inc., Wiser Delaware LLC, Wiser Oil Delaware, LLC, Lone Pine Resources Canada Ltd. (“LPR Canada”, and together with LPR, Lone Pine Resources (Holdings)Inc., Wiser Delaware LLC and Wiser Oil Delaware, LLC, collectively, the “Company”) and the Noteholders (as defined below) who enter into the Support Agreement (as defined below) or a joinder thereto (collectively, the “Consenting Noteholders”) would propose to complete a series of transactions under which LPR Canada’s 10.375% Senior Notes due 2017 (the “Existing Notes”) and potentially certain other unsecured claims would be compromised and extinguished in exchange for common shares in the capital of reorganized LPR (the “Common Shares”) and the right to participate in a subsequent Share Offering of LPR (as described below), all pursuant to the CCAA Plan (as defined below) and in satisfaction of all claims of the holders of the Existing Notes (the “Noteholders”) and any such other unsecured claims (if any) (collectively, the “Transaction”):(1)

I.                                        Means of Implementation

CCAA Plan of Arrangement

The Company will effect the Transaction through a plan of arrangement (the “CCAA Plan”) to be filed under the Companies’ Creditors Arrangement Act (Canada) (the “CCAA”) pursuant to which (i) the existing common shares of LPR shall be cancelled for no consideration and (ii) 100% of the new Common Shares shall be issued to the Noteholders pro rata and (subject to the terms of any convenience class) to any other unsecured creditors whose claims are to be compromised under the CCAA Plan (if any) pro rata, subject in each case to dilution in respect of the conversion of the Preferred Shares (as defined below) and the terms of any management incentive plan (with terms and conditions acceptable to the Consenting Noteholders holding in aggregate not less than a majority of the aggregate principal amount of the Existing Notes held by the Consenting Noteholders as a whole (the “Majority Consenting Noteholders”)). All accrued and unpaid interest due on the Existing Notes up to the date of filing shall be compromised as part of the implementation of the CCAA Plan.

Convenience Class	The Company and the Majority Consenting Noteholders may agree as to the identity and scope of any other unsecured claims

(1)  This Summary of Indicative Terms and Conditions does not purport to summarize all the terms, conditions, representations, warranties and other provisions with respect to the transactions referred to herein, which transactions will be entered into on the basis of mutually satisfactory documentation, as set forth herein and/or in the Support Agreement and Backstop Agreement.

1

to be compromised under the CCAA Plan, if any.

Repudiation	The Company and the Majority Consenting Noteholders may agree as to any other contractual obligations to be repudiated under the CCAA and compromised under the CCAA Plan, if any.

Interim Financing

The obligations of the Consenting Noteholders under the Support Agreement shall be conditional upon the terms and conditions of any interim financing being acceptable to the Majority Consenting Noteholders.

Existing ABL facility

The obligations of the Consenting Noteholders under the Support Agreement shall be conditional upon any incremental costs or modified terms associated with maintaining the existing ABL facility through implementation of the Transaction being acceptable to the Majority Consenting Noteholders.

II. Terms of New Convertible Preferred Shares

Offering

The Company will undertake an offering (the “Share Offering”) to the Noteholders in which it shall offer Noteholders as part of the CCAA Plan the right to purchase their pro rata share of an aggregate of US$100 million in par value of convertible preferred shares (the “Preferred Shares”) convertible, in aggregate, into such number of Common Shares as is equal to 75% of the aggregate number of Common Shares outstanding immediately following implementation of the CCAA Plan and assuming conversion of all Preferred Shares.  The Share Offering shall be completed in conjunction with the implementation of, and pursuant to, the CCAA Plan. The Preferred Shares will have weighted average anti-dilution protection.

Use of Proceeds	Repayment of debt under the existing ABL facility, plus reasonable out-of-pocket costs, expenses and other amounts payable in connection with the implementation and completion of the Transaction.

Dividend on Preferred Shares

At the Company’s option at each dividend payment date, either (i) 8% per annum, payable semi-annually in arrears in cash in Canadian dollars or (ii) 10% per annum, payable semi-annually in additional Preferred Shares.  Dividends will be cumulative and will compound annually.

Term	8 years

Call Feature	No call for first four years; callable thereafter at par, plus accrued but unpaid dividends.

Voting Rights	The Preferred Shares will vote on an “as converted” basis on any matters on which the holders of the Common Shares are entitled

2

to vote.(2)

Majority Actions

For so long as any one of the Initial Consenting Noteholders (as defined in the Support Agreement) holds such number of Preferred Shares as represents not less than 33-1/3% of the aggregate number of Preferred Shares then outstanding (measuring the Preferred Shares for this purpose on an “as converted” basis), then the following actions will require the consent of the holders of a majority of the Preferred Shares:

(a)

any authorization or issuance of or agreement to authorize or issue any shares of preferred stock ranking senior to or pari passu with the Preferred Shares or securities or rights of any kind convertible into or exercisable or exchangeable for any such preferred stock;

(b)

any authorization or issuance of or agreement to authorize or issue any equity securities of the Company, or securities or rights of any kind convertible into or exchangeable for any equity securities of the Company, including, without limitation, the adoption of any new stock option or other equity compensation plan;

	(c)	any material amendment, modification or restatement of the Certificate of Incorporation or Bylaws, or any modification of the number of directors constituting the entire Board of Directors;

	(d)	other than in respect of the Preferred Shares, declare or pay any dividend or other distribution on or in respect of any capital stock of the Company;

(e)

other than in respect of a redemption or call of the Preferred Shares in accordance with their terms, redeem, purchase, repurchase or otherwise acquire for value any equity securities of the Company (other than pursuant to an employee benefit plan, agreement or arrangement);

	(f)	any transaction of merger or consolidation of the Company with or into one or more persons or sale or transfer of all or substantially all of the assets of the Company;

	(g)	any recapitalization or reorganization or any voluntary liquidation under applicable bankruptcy or

(2)  Subject to any recipient of the Preferred Shares electing, in its sole and absolute discretion, to receive its Preferred Shares in the form of  Class B non-voting Preferred Shares.

3

reorganization legislation, or any dissolution or winding up of, the Company;

	(h)	other than the new ABL facility and drawings thereunder, the Company’s issuance or becoming liable for any long-term debt in excess of US$10 million individually or US$20 million in the aggregate;

	(i)	any acquisition of assets or equity securities of any entity in excess of US$10 million individually, or US$20 million in the aggregate;

	(j)	any material change in accounting methods or policies of the Company; and

	(k)	any change of the Company’s independent public accountant.

Participation on Liquidation

On liquidation of LPR, the holders of the Preferred Shares shall have the right to receive the par value of the Preferred Shares, plus accrued and unpaid dividends, for each Preferred Share held, in priority to the rights of the holders of Common Shares.

III. Backstop Agreement

Backstop Obligation

Holders of at least 69% of the principal amount of the Existing Notes shall have agreed to  backstop the Share Offering at the time of entering into the Backstop Agreement (in such capacity, the “Backstop Parties”) to the extent of any pro rata portion of the offering that is not subscribed for by affected creditors pursuant to the CCAA Plan.  Any Noteholder which is not a Consenting Noteholder may, by signing a backstop agreement in form and substance substantially similar to the backstop agreement previously executed by the initial Consenting Noteholders (the “Backstop Agreement”) and a joinder to the Support Agreement, become a Backstop Party in respect of its pro rata portion of the Share Offering that is not subscribed for by affected creditors pursuant to the CCAA Plan (or such greater or lesser amount that is agreed by such Noteholder and Backstop Parties which are liable for at least a majority of the aggregate obligations of the Backstop Parties in their capacities as such).

Backstop Compensation

Subject to completion of the CCAA Plan (including the completion of the Share Offering and the performance (if and when required) of the backstop obligation), the Company will pay to each Backstop Party a cash fee equal to 4% of the principal amount of the Share Offering which that Backstop Party

4

subscribes for pursuant to the Backstop Agreement.

IV. Support Agreement

Support Agreement

A Support Agreement (the “Support Agreement”) containing terms and conditions acceptable to the Company and the initial Consenting Noteholders will be entered into among the Company, the initial Consenting Noteholders and such other Noteholders who sign the Support Agreement (or a joinder or consent thereto).  Pursuant to the Support Agreement, Consenting Noteholders will agree, among other things, to:

	(a)	support and vote in favor of the Transaction;

	(b)	consent to a stay of all existing and potential defaults under the Existing Notes;

	(c)	not support any other holder of Existing Notes taking any enforcement action in respect of the Existing Notes; and

	(d)	not sell or assign any of their Existing Notes (other than to another party that is or agrees to be bound to the terms of the Support Agreement).

Pursuant to the Support Agreement, the Company shall agree to standard support agreement provisions pursuant to which the Company shall, among other things:

	(e)	provide standard representations and warranties concerning the business, the nature and extent of the Company’s liabilities, etc.;

	(f)	agree to pursue the Transaction in accordance in with a mutually agreed-upon schedule, and subject to an outside date limitation for implementation; and

(g)

agree that all filings to be made by the Company in connection with the CCAA proceedings, and all orders entered in the CCAA proceedings, shall be in form and substance satisfactory to the Majority Consenting Noteholders.

LPR Non-Solicit

The Company shall not solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing information or entering into any agreement) any inquiries or proposals regarding any transaction that is an alternative to the Transaction (an “Other Transaction”) subject to the Board of Directors of LPR retaining the right to support an Other

5

Transaction if, after receiving advice from its advisors and after LPR consulting with the advisors to the Consenting Noteholders the Board of Directors determines that: (A) such Other Transaction would result in (i) the payment of all amounts due in respect of the Notes in full in cash on or in connection with implementation of such Other Transaction (including by way of a change of control offer under the Indenture) or (ii) another transaction that is more favourable to the Company and the stakeholders, including the Noteholders, than the Transaction; and (B) the support of such Other Transaction is necessary for compliance with their fiduciary duties as directors of a Delaware corporation.

LPR shall notify Goodmans LLP and any other advisors to the Consenting Noteholders (provided that any such advisors other than Goodmans LLP have also executed a confidentiality agreement with the Company in form and substance reasonably satisfactory to the Company) of any proposal in respect of any Other Transaction, any amendments thereto and any request for discussions, negotiations or request for non-public information relating to LPR in connection with any Other Transaction within one business day of receipt thereof. Such advisors may in turn disclose that information to those of the Consenting Noteholders which they represent and who have entered into confidentiality agreements relating to that information on terms and conditions satisfactory to LPR, acting reasonably (provided that, for greater certainty and without limiting the generality of the foregoing, LPR may require that any such Consenting Noteholder agree to extend the term of any confidentiality agreement in connection with providing such information). Subject to the foregoing, LPR shall provide such Consenting Noteholders and their advisors with a copy of any proposed Other Transaction within three business days of receipt thereof.

Break Fee

US$2 million in cash payable to the Backstop Parties on a pro rata basis, based on the principal amount of their Existing Notes, in the event LPR enters into any agreement with respect to an Other Transaction.

V. Other Conditions

LPR Board Approval	The Board of Directors of LPR shall have authorized the Transaction.

Support Agreement	On or before September 24, 2013, the Company and Consenting Noteholders holding in aggregate not less than 66-2/3% of the aggregate principal amount of the Existing Notes shall have

6

entered into the Support Agreement.

Backstop Agreement	On or before September 24, 2013, holders of not less than 69% of the principal amount of the Existing Notes shall have agreed to become Backstop Parties.

Asset Backed Loan	The terms of the Company’s new ABL facility shall be acceptable to the Company and the Majority Consenting Noteholders.

Noteholder and Other Creditor Approval

Noteholders and other unsecured creditors whose claims are to be compromised under the CCAA Plan (if any) voting in favour of the CCAA Plan that represent not less than a majority in number and 66-2/3% of the aggregate principal amount of the Existing Notes and such other claims that voted in respect of the CCAA Plan (if any) at the meeting of Noteholders and such other unsecured creditors (if any) called for that purpose.

Governance

The composition of the Board of Directors on completion of the Transaction shall be as agreed between the Company and the Majority Consenting Noteholders, provided that a majority of the directors shall be independent.

Reporting	Disclosure and reporting obligations for reorganized LPR to be agreed upon between the Company and the Majority Consenting Noteholders.

Expenses

The Company shall pay the reasonable fees and expenses of Goodmans LLP and Stroock & Stroock & Lavan LLP, as Canadian and U.S. counsel to the initial Consenting Noteholders and the Backstop Parties, incurred to the date of execution of the Support Agreement on signing of the Support Agreement, and shall pay any further such fees and expenses upon completion of the Transaction, and shall execute an engagement letter for the payment of such fees and expenses.

Other Approvals and Conditions	Court and any other such approvals as may be required for a transaction of this nature.

VI. Other

Potential Restructuring of LPR

It is the intention that upon completion of the Transaction no securities of the Company shall be listed on the TSX or any other exchange and the Company shall have ceased to have any public company reporting obligations in Canada or the United States.

In addition, as part of the Transaction, and with the consent of the Majority Consenting Noteholders, the Company may restructure LPR such that LPR is eliminated or becomes a wholly-owned

7

subsidiary of LPR Canada, and LPR Canada and/or a new corporation is the issuer of the Common Shares and the Preferred Shares.

Minority Protections	The charter documents of the issuer of the Common Shares will include customary minority shareholder protections, acceptable to the Company and each of the Initial Consenting Noteholders.

Ancillary Proceedings

The Company and the Majority Consenting Noteholders, each acting reasonably, shall agree as to the advisability of pursuing ancillary proceedings relating to the Company and the CCAA Plan and the timing of such proceedings.

Employee Retention Plan and Executive Employment Agreement	The Consenting Noteholders acknowledge that:

(a)

the Company will honour all obligations under the applicable executive employment agreements and severance agreements, as the case may be, which provide for aggregate severance payments of not greater than $3,900,000 based on current base salaries of the officers who are party to such agreements and current premiums for other benefits for such officers, and such agreements will not be compromised in connection with the CCAA Plan; and

(b)

the Company shall implement a key employee retention plan (KERP) with a view to maintaining employee engagement and continuity through the implementation and completion of the CCAA Plan; provided that (A) the aggregate amount to be paid under the KERP shall not exceed $2,500,000, (B) the KERP payments to the employees (other than the President and Chief Executive Officer of LPR and LPR Canada) shall be made on January 31, 2014, and (C) the KERP payments to the President and Chief Executive Officer of Lone Pine and LPR Canada shall be made as follows: 50% on January 31, 2014 and the remaining 50% on implementation of the CCAA Plan.

8

SCHEDULE C

CONSENT AGREEMENT

FORM OF CONSENT AGREEMENT

This Consent Agreement is made as of the date below (the “Consent Agreement”) by the undersigned (the “Consenting Party”) in connection with the support agreement dated September 24, 2013 (the “Support Agreement”) among Lone Pine Resources Inc., Lone Pine Resources Canada Ltd., Lone Pine Resources (Holdings) Inc., Wiser Delaware LLC and Wiser Oil Delaware, LLC and the Consenting Noteholders.  Capitalized terms used herein have the meanings assigned in the Support Agreement unless otherwise defined herein.

RECITALS:

A.                                    Section 5(e)of the Support Agreement requires that, contemporaneously with a transfer of Notes by a Consenting Noteholder to a transferee who is not also already a Consenting Noteholder, such transferee shall execute and deliver this Consent Agreement.

B.                                    The Consenting Party wishes to acquire Notes from a Consenting Noteholder and is required to be bound by the terms of the Support Agreement on the terms and subject to the conditions set forth in this Consent Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Consenting Party agrees as follows:

1.                                      The Consenting Party hereby agrees to be fully bound as a Consenting Noteholder under the Support Agreement in respect of the Notes that are the subject of this transfer.  For greater certainty, the Consenting Party agrees to be bound by the terms of the Support Agreement only in respect of the Notes that are the subject of this transfer and not in respect of any other Notes held, managed or administered by the Consenting Party that were not subject of this transfer.

2.                                      Except as expressly modified hereby, the Support Agreement shall remain in full force and effect, in accordance with its terms.

3.                                      This Consent Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein, without regard to principles of conflicts of law.

4.                                      This Consent Agreement may be executed by facsimile or other electronic means and in one or more counterparts, all of which shall be considered one and the same agreement.

[Remainder of this page intentionally left blank; next page is signature page]

C - 1

DATED as of	.

Name of Consenting Noteholder or Authorized Representative:

Per:

Name:

Title:

Address:

Securities subject to this agreement:	Notes
Original Face Amount of Note/Number of Shares Represented
Name of DTC/CDS Participant Who Holds the Security
DTC/CDS Number for Participant Who Holds the Security
Name of Beneficial Holder

C - 2